EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Polaris 401(k) Retirement Savings Plan of Polaris Inc. of our reports (a) dated February 13, 2026, with respect to the consolidated financial statements of Polaris Inc. and the effectiveness of internal control over financial reporting of Polaris Inc. included in its Annual Report (Form 10-K), and (b) dated June 17, 2026, with respect to the financial statements and schedule of the Polaris 401(k) Retirement Savings Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 29, 2026